Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ameri Holdings, Inc.

Suwanee, Georgia

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 [File No. 333-238742] of our report dated March 25, 2020 except as to note 17, which is as of August 11, 2020, relating to the audited condensed consolidated financial statements of Ameri Holdings, Inc. appearing in the Annual Report on Form 10-K of Ameri Holdings, Inc. for the year ended December 31, 2019 and 2018, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Ram Associates

Hamilton, NJ

September 16, 2020